Exhibit 99.1

Asconi Corporation Raises Earnings Guidance For Fiscal 2003

ORLANDO, Fla., December 1, 2003 /PRNewswire-FirstCall via COMTEX/ — Asconi Corporation (AMEX: ACD), one of the largest Eastern European producers of wines and spirits, today released its revised earnings guidance for fiscal 2003 ending December 31, 2003.

Asconi raised its projections for net income for the full fiscal 2003 to $2.8—$3.0 million, or 23-26 cents per share, from the earlier forecast of $2.5—$2.8 million, or 20-23 cents per share. Adjusted net income for the entire fiscal year is expected to grow about 192 to 213 percent, compared to fiscal 2002 adjusted net income of $.96 million, or $0.07 per share.

Asconi expects to post net revenues for the year at about $17 to $18 million, a 22 to 29 percent increase from fiscal year 2002 when revenues reached $13.95 million.

About Asconi Corporation

Asconi Corporation (Amex: ACD) is one of the largest producers and distributors of wines and spirits in Eastern Europe. Asconi currently markets its products in seventeen countries worldwide and offers an extensive portfolio of over 350 items in fifty product lines. The Company is involved in every aspect of wine and spirits production and distribution, from grape processing to sales of alcoholic beverages.

Asconi has four core business functions:

•	International and regional distribution of bottled wines and spirits;
•	Grapes processing and production of a large variety of wines;
•	Processing, storage and aging of wine;
•	Production of wheat alcohol and spirits including vodka and brandy.

Asconi has consistently achieved year-over-year revenue growth: with 2002 revenues of approximately $14 million, income from operations of $1.78 million and net income of approximately $1 million, Asconi is the leader in wine- making and wine exportation in Moldova.

For the first nine months of 2003, as compared to the same period of 2002, the Company’s revenues increased by over 22% to approximately $10.71 million, income from operations increased by 129.22% to $2.31 million and net income increased by 303.26% to $2.05 million.

For more information, please visit www.asconi.com.

Safe Harbor Statement

Under the Private Securities Litigation Reform Act of 1995: The statements in the press release that relate to the company’s expectations with regard to the future impact on the company’s results from new products in development are forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. The results anticipated by any or all of these forward-looking statements may not occur.

Asconi Corporation

CONTACT:	Mr. Serguei Melnik Chief Operations Officer of Asconi Corporation

Tel.  +1-407-679-9463

Email: info@asconi.com

URL:	http://www.asconi.com